As filed with the Securities and Exchange Commission on September 25, 1997

                                             Registration No. 333-35265


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                         ------------------------


                              AMENDMENT NO. 1
                                    TO
                                 FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ------------------------

                           1MAGE Software, Inc.
          (Exact name of registrant as specified in its charter)

                Colorado                        84-0866294
    (State or other jurisdiction of          (I.R.S. Employer
     incorporation or organization)        Identification No.)



                            6486 S. Quebec St.
                         Englewood, Colorado 80111
                              (303) 694-9180
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             DAVID R. DEYOUNG
                   President and Chief Executive Officer
                           1MAGE Software, Inc.
                            6486 S. Quebec St.
                         Englewood, Colorado 80111
                               (303) 694-91
 (Address, including zip code, and telephone number, including area code, of registrant's agent for service)
                         ------------------------
                              With copies to:

                          CYNTHIA R. SMITH, Esq.
                           Gorsuch Kirgis L.L.C.
                       1401 17th Street, Suite 1100
                          Denver, Colorado 80202
                         (303) 299-8947 Telephone
                            (303) 298-0215 Fax
                         ------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective when warranted by market conditions and other factors.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                      CALCULATION OF REGISTRATION FEE

                                          Proposed  Proposed
                                          Maximum   Maximum
                                          Offering Aggregate   Amount of
Title of Each Class of     Amount to be  Price Per  Offering  Registration
Securities to be Registered Registered    Share(1) Price (1)      Fee
---------------------------------------  -------------------  ------------
Common Stock, $.004 par
value per share             1,200,158      $1.50   $1,800,237   $545.53


     (1) Estimated solely for the purpose of calculating the amount of the registration fee. The price of $1.50 per share is the last sale price reported by The Nasdaq Stock Market on September 5, 1997.

     The Registrant hereby amends this Registration Statement on such dates or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


              SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1997

                                                               [LOGO TO BE
                                                                 INSERTED]
                           1MAGE SOFTWARE, INC.

                             1,200,158 Shares
                               Common Stock
                             $0.004 Par Value


     This Prospectus relates to the offer and sale of 1,200,158 shares of common stock, par value $0.004 per share (the "Shares") of 1MAGE Software, Inc. (the "Company") by certain warrant holders and shareholders of the Company (the "Selling Shareholders"). The Shares may be sold from time to time by the Selling Shareholders, through ordinary brokerage transactions in negotiated transactions or otherwise, at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices. See- "Selling Shareholders" and "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered and sold by the Selling Shareholders. See- "Selling Shareholders."


     The Company's Common Stock, $0.004 par value per share (the "Common Stock") is quoted on The Nasdaq Stock Market - SmallCap Market under the symbol "ISOL" On September 24, 1997, the last reported sale price of the Company's Common Stock was $1.625.


                     THESE ARE SPECULATIVE SECURITIES.
              SUCH SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                       SEE "RISK FACTORS" AT PAGE 4
==========================================================================

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
        ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
==========================================================================

     No person has been authorized to give any information or to make any representation other than those contained in the Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                       ----------------------------


            The date of this Prospectus is September 25, 1997.



                           AVAILABLE INFORMATION

     1MAGE Software, Inc. (the "Company") has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement" ) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto or incorporated by reference therein. Such information, including exhibits and schedules to the Registration Statement incorporated by reference therein, can be inspected and copied at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C 20549. Statements made in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. All such information may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following regional offices of the
Commission: 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov/edgarhp.htm that contains reports, proxy and information statements and other information concerning registrants that file electronically with the Commission. The Common Stock is traded on the National Association of Securities Dealers, Inc., Automated Quotation System ("Nasdaq"). Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of these documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, without charge, directed to David R. DeYoung, President and Chief Executive Officer, 1MAGE Software, Inc., 6486 S. Quebec St., Englewood, Colorado 80111, telephone number 303/694-9180.


             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference
(Commission File No. 0-12535):

     1. Annual Report on Form 10-K for the year ended December 31, 1996, filed March 26, 1997;

     2.   Form 8-A (Commission File No. 0-12535) filed October 7, 1993

     3.   Form 10-Q for the quarter ended March 31, 1997, filed May 14,
1997.

     4.   Form 10-Q for the quarter ended June 30, 1997, filed July 11,
1997.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein prior to the date hereof shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of the documents incorporated by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in the information contained in this Prospectus), may be obtained upon request without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered upon the written or oral request of such person. Requests for such copies should be made to David R. DeYoung, President and Chief Executive Officer, 1MAGE Software, Inc. 6486 S. Quebec Street, Englewood, CO 80111, telephone number 303/694-9180. In addition, those materials which were filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov/edgarhp.htm.

                                THE COMPANY

     1MAGE Software, Inc., (the "Company") develops and markets a software product called 1MAGE(R), a UNIX-based electronic document image management and retrieval system. Electronic imaging systems like 1MAGE(R) allow any paper document to be converted to electronic form for magnetic storage. Magnetic storage drastically reduces the physical space needed for paper-based filing systems and offers computer access to handwritten or non-computer generated documents within seconds, a dramatic improvement over traditional paper filing systems. The software has the ability to file, route, track, archive and manage the flow of incoming and outgoing documents throughout an organization. Using an open, client/server architecture design, 1MAGE(R) provides a comprehensive solution for scanning, indexing, storing and retrieving document images so that these may be viewed, printed and faxed.

     The Company targets the Multi-Value Relational Data Base Management Systems ("RDBMS") market for 1MAGE(R) through Multi-Value RDBMS VARs, systems integrators, and other companies which market complementary software or other products. Significant Multi-Value RDBMS target markets identified to date are manufacturing, insurance, government, transportation, and health care. The Company has contracts in place with VARs for the financial services, government, manufacturing, distribution, health care, transportation and systems integration markets and is actively seeking to expand its independent sales network.

     The Company offers a comprehensive reseller program which provides, in the context of a cooperative marketing effort, a broad range of sales, marketing, and technical support. The program includes technical training and assistance, marketing communications, sales training and assistance, excellent support and training, lead referral services, customized product literature, and a discounted demonstration/development program.

                               RISK FACTORS

     An investment in the Company involves a high degree of risk. In addition to the other information set forth in this Prospectus, prospective investors should carefully consider the following risk factors when evaluating an investment in the Company.

     RELIANCE ON TRADE SECRET AND COPYRIGHT LAWS. The Company regards its software as proprietary and relies for protection upon trade secret and copyright laws and non-disclosure agreements with its employees as well as restrictions on disclosure and transferability contained in its software license agreements with its customers. Despite these restrictions, it may be possible for competitors or customers to copy aspects of the Company's products or obtain information that the Company regards as proprietary. Furthermore, there can be no assurance that others will not independently develop software products similar to those developed or planned by the Company. Although the Company believes its software does not infringe on the proprietary rights of others and has not received any notice of claimed infringement, it is possible that portions of the software marketed by the Company could be claimed to infringe on existing proprietary rights. In the unlikely event that any such infringements are found to exist, there can be no assurance that any necessary licenses or rights could be obtained, or could be obtained on terms satisfactory to the Company. Further, in such event, the Company could be required to modify the infringing software. There can be no assurance that the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all; the failure to do so could have a material adverse effect on the Company.

     DEPENDENCE ON SUPPLIERS. The success of the business of the Company may depend in part upon the reliability of the Company's suppliers of subcomponents and raw materials. The Company is subject to the risks of shortages and delays in delivery of subcomponents and such materials. There can be no assurance that the Company will continue to be able to locate reliable secondary sources of these subcomponents and materials.

     DEPENDENCE ON KEY MANAGEMENT AND EMPLOYEES. The Company is highly dependent upon the efforts of its management for its success. The loss of the services of one or more of its key officers, particularly David R. DeYoung, President and Chief Executive Officer, could have a material adverse effect on the Company's business. Mr. DeYoung is employed pursuant to an employment agreement which expires October 31, 1999. The Company maintains "key man" life insurance on the life of Mr. DeYoung in the amount of $1,000,000. The success of the Company also depends upon the Company's ability to attract and retain other qualified personnel.
The competition for qualified personnel in the computer software industry is intense. Accordingly, there can be no assurance that the Company will be able to continue to hire or retain such personnel.

     TECHNOLOGICAL OBSOLESCENCE. The computer software industry has been characterized by significant and rapid technological changes. The ability of the Company to compete successfully in the future will depend in large part on its ability to adapt to technological changes in the industry and develop products that meet the changing needs of its customers. While the Company believes that its software products are currently competitive, future demand for the Company's software products will depend on its ability to enhance and improve existing products and successfully develop and market new products. There can be no assurance that competitors will not develop technology or introduce software or systems that render the Company's systems and software products obsolete or less marketable or that the Company will be able to successfully enhance its existing products or develop new products.

     COMPETITION. The Company experiences competition in its business from competitors who target one or more of the same markets or market segments as the Company. Software and systems that perform many of the same functions as the Company's systems and software are readily available from a number of competitors of the Company, some of which are larger and have greater financial, technical, marketing and other resources than the Company. The Company believes that the principal factors affecting a prospective customer's choice of a system are the database it uses, performance, service and price. The Company believes that usage of the popular UNIX based operating system and the Multi-Value RDBMS has strengthened the Company's competitive position by making the Company's software compatible with more types of hardware and Multi-Value application software offered by Multi-Value software developers and system integrators. The Company further believes that its principal advantage over its competitors is the Company's utilization of a UNIX based open systems architecture and the Multi-Value RDBMS which can be offered at lower prices. Nevertheless, the Company's estimation of its own technical and marketing advantages over its competitors may prove inaccurate and its efforts to compete in the computer software industry may ultimately be unsuccessful.

     LIMITED MARKETS. The reseller program targets complementary markets and allows the Company to draw from a much larger market with respect to its imaging software products than its traditional markets of the trucking and transportation industries. As noted above, the Company's strategy has been to expand the domestic and international markets for its imaging software by engaging VARs for various industries and markets. The Company's experience has been that economic downturns or increased competitive pressures in its niche markets sometimes result in reduction or deferral of capital expenditures by potential customers. While such adverse conditions can sometimes lead to opportunities as potential customers downsize to smaller, more cost-efficient computer systems or replace custom designed systems that require higher levels of support and maintenance, the Company believes that both a strong national economy and, to a lesser extent, a strong transportation industry are important to the success of its sales efforts. Accordingly, purchasers of the Shares need to be cognizant of the Company's potential dependence on such general economic conditions.

     POSSIBLE FLUCTUATIONS IN OPERATING RESULTS. The Company's sales cycle, which generally commences at the time a prospective customer issued a request for proposal or otherwise demonstrates to the Company a serious interest in purchasing a system and ends upon execution of a sales contract, typically ranges from two to six months. The Company's operating results could vary from period to period as a result of the length of the Company's sales cycle, the timing of individual systems sales and conditions in the Company's target markets and the economy in general.

     NASDAQ MAINTENANCE STANDARDS. The National Association of Securities Dealers, Inc. ("NASD") has recently increased its standards for companies to remain listed on the Nasdaq SmallCap Market. These new standards which were adopted August 25, 1997, now require the Company to maintain a minimum of (i) net tangible assets greater than $2,000,000, market capitalization greater than $35,000,000 or net income greater than $500,000 for two of the last three years; (ii) a public float of at least 500,000 shares; (iii) a market value of the public float of at least $1,000,000; (iv) a minimum bid price of $1.00 per share; (v) at least two market makers in the Company's Common Stock; (vi) at least 300 shareholders; and (vii) certain corporate governance standards in order to remain listed on Nasdaq. While the NASD has announced that non-complying companies will have six (6) months from the August 25, 1997 adoption date to meet the new standards, failure to meet these maintenance standards could result in delisting from the Nasdaq system and that would adversely affect the liquidity and value of the Company's Common Stock. The Company does not presently meet these new requirements but is making substantial efforts to increase its net tangible assets and meet the other requirements by the February 25, 1998 deadline. There can be no assurance, however, that the Company will be able to meet the NASD maintenance standards at that time.

                              USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares of Common Stock by the Selling Shareholders. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker-dealers through whom they sell any of the Shares.

                           SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the Selling Shareholders and the Shares offered by the Selling Shareholders pursuant to this Prospectus. None of the Selling Shareholders within the past three years has had any material relationship with the Company or any of its affiliates except as described below.


                             No. of        No. of          Shares to be
                              Shares        Shares      Beneficially Owned
Name of Selling            Beneficially     Being      on Completion of the
Shareholder                   Owned        Offered           Offering
-------------------------  ------------    -------     --------------------
                                                       Number    % of Class
                                                      -------    ----------

David R. DeYoung             504,331      100,000(1)  404,331      17.0%
Transition Partners,
  Limited                     53,689      53,689(2)      0           0%
Copeland Consulting Group,
  Inc.                        53,689      53,689(2)      0           0%
C. Maylena Burchfield        275,000      275,000(3)     0           0%
Dean S. Dumont               275,000      275,000(3)     0           0%
BurchMont Equities Group,
  Inc.                        35,000      35,000(4)      0           0%
Spencer D. Lehman            209,459      203,890(5)   5,569         *
John G. Mazza                243,890      203,890(5)   40,000        *

*  Less than one percent.

(1)  Consists of Warrants to purchase Shares.

(2) Consists of a Warrant to purchase Shares issued in connection with a corporate development and financial advice agreement.

(3) Consists of Warrants to purchase Shares issued in connection with an agreement with BurchMont Equities Group, Inc. for certain financial advice.

(4) Consists of Shares issuable upon exercise of Warrants issued to C. Maylena Burchfield and Dean S, Dumont.

(5) Includes two convertible promissory notes, plus accrued interest, which are convertible into 128,890 shares of Common Stock as of the dates of their maturity, February 18, 1998. The two notes are not convertible until that date.
----------------------

     David R. DeYoung is President and Chief Executive Officer of the Company. Spencer D. Lehman and John G. Mazza each own more than 5% of the Company's outstanding shares of Common Stock and therefore are considered "affiliates" of the Company within the meaning of Rule 144 of the Securities Act of 1933. Other than as described, the Company has no relationship with the Selling Shareholders.

     In connection with an agreement between the Company and Transition Partners, Limited ("Transition") whereby Transition provides corporate development and financial advice, the Company granted a warrant to purchase 53,689 shares of the Company's Common Stock to each of Transition and Copeland Consulting Group, Inc. on December 16, 1996 (the "Transition Warrants"). The Warrants are exercisable at $1.00 per share. The purchase right for 25,000 of the Shares contained in the Transition Warrants is exercisable until December 16, 1999. The purchase right for the remaining 28,689 shares will vest upon the successful completion of a capital transaction arranged by Transition. The Warrants grant the holders "piggyback" registration rights to be included in the registration by the Company of shares of its Common Stock. The Company has agreed to bear the expenses of such registration. The Company pays $6,000 per month to Transition throughout the duration of the contract, which expires January 31, 1998. The Company will be charged a contingent advisory fee of 5% of the total capital or debt procured as a result of the agreement.

On July 28, 1997, the Company entered into an agreement with BurchMont Equities Group, Inc. ("BurchMont") to provide investor relations, corporate finance and the similar services to the Company. In exchange for the services, the Company issued to each of C. Maylena Burchfield and Dean S. Dumont (a) a common stock purchase warrant to purchase up to 250,000 shares of the Company's Common Stock for a period of six (6) months (the "Six Month Warrants") exercisable at the lower of (i) $1.25 per Share (the closing price of the Company's Common Stock on July 27,
1997) or (ii) the average closing bid price reported on Nasdaq for the five days preceding the date of the issuance of the warrants (which was, based on the August 14, 1997 issuance date, $1.34 per Share), and (b) a common stock purchase warrant to purchase 25,000 Shares at a price of $1.50 per share for a period of two (2) years (the "Two Year Warrants"). Further, the Company agreed that upon exercise of any of the Six Month Warrants, that it will issue Shares equal to seven percent (7%) of the number of Shares purchased pursuant to the Six Month Warrants to BurchMont. Both the Six Month Warrants and the Two Year Warrants contain terms and provisions regarding limitations on exercisability under certain circumstances. Pursuant to the terms of the Six Month and Two Year Warrants, the holders thereof are entitled to demand registration of the shares of Common Stock issuable upon exercise of the Warrants and they have exercised that right. In accordance with the Warrants, the Company has agreed to bear the expenses of such registration.

     On January 28, 1994, the Board of Directors granted a total of 100,000 warrants to David R. DeYoung to purchase shares of the Company's Common Stock at an exercise price of $1.5625 per Share until January 31, 1999. The Company agreed to let Mr. DeYoung "piggyback" his Shares on the registration of the Shares being registered hereunder. The Company has agreed to bear the expenses of such registration.

     In connection with a Convertible Note Purchase Agreement dated January 5, 1995, the Company issued $50,000 promissory notes to each of PaineWebber for the Benefit of Spencer D. Lehman and John G. Mazza, Trustee of the John G. Mazza Loving Trust. The notes are convertible into shares of the Company's Common Stock at $.75 per share. The Company also issued $25,000 promissory notes to each of the same persons in connection with a Convertible Note Purchase Agreement dated August 21, 1995 between the Company and the holders which are also convertible into shares of the Company's Common Stock at $.75 per share. The notes are all due on February 18, 1998 and are not convertible until that date. The Shares into which the notes are convertible are being registered pursuant to "piggyback" registration rights in the aforesaid agreements permitting them to be included in the registration by the Company of shares of its Common Stock. The Company has agreed to bear the expenses of such registration.

                           PLAN OF DISTRIBUTION

     All of the Shares offered hereby are being sold by the Selling Shareholders. The Shares will be offered by the Selling Shareholders from time to time at market prices prevailing at the time of offer and sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices which may be changed. The Selling Shareholders may effect such transactions by offering and selling the Shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom the Selling Shareholders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions)

     The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act") and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise. The Company has advised the Selling Shareholders that they and any securities broker- dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act.

     Under applicable rules and regulations under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Common Stock.

     In the absence of this Prospectus, those of the Selling Shareholders who are executive officers, Directors and other "affiliates" of the Company, would be able to sell their Shares only subject to the limitations of Rule 144, promulgated under the Securities Act ("Rule 144"). In general, under Rule 144 as currently in effect, an "affiliate" of the Company or a person who has beneficially owned shares which are "restricted securities" as defined in Rule 144 for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent (1%) of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the Company is free to sell shares which are not "restricted securities," or "restricted securities" which have been held for at least two years, without regard to the limitations contained in Rule 144. The executive officers, Directors or other "affiliates of the Company will not be subject to the foregoing restrictions.

     Under Section 16 of the Securities Exchange Act of 1934, Mr. DeYoung and any other executive officer, Directors, and 10% or greater shareholders of the Company will be liable to the Company for any profit realized from any purchase and sale (or any sale and purchase) of Common Stock within a period of less than six months.


                       TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the shares of Common Stock is American Securities Transfer & Trust, Inc., 1825 Lawrence Street, #444, Denver, Colorado, 80202.


                               LEGAL MATTERS

     The validity of the securities to be offered hereby will be passed upon for the Company by Gorsuch Kirgis L.L.C., Denver, Colorado, counsel for the Company.


                                  EXPERTS

     The financial statements of 1MAGE Software, Inc. as of December 31, 1996 and 1995 and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of Karsh & Company, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                       INDEMNIFICATION OF DIRECTORS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered are as follows:

       Securities and Exchange Commission Filing Fee      $   546
       State Securities Laws (Blue Sky) Fees and Expenses     200
       Printing and Mailing Costs and Fees                  1,000
       Legal Fees and Costs                                 5,000
       Accounting Fees and Costs                            2,500
       Miscellaneous                                        1,754
                                                          -------

       TOTAL                                              $11,000

All fees and expenses are estimated except for the filing fee paid to the Commission.

The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker-dealers through whom they sell any of the Shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, bylaw, contract or arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any matter against liability which he may incur in his capacity as such, is as follows:

     Paragraphs 8.1, 8.2 and 8.3 of Article VIII of the Restated Articles of Incorporation, as amended, of the Company include the following provisions:

     8.1 Any mandate for indemnification, whether by statute or order of court, is to be expressly subject to the corporation's reasonable capability of paying.

     8.2 No person will be entitled to be reimbursed for expenses incurred in connection with a court proceeding to obtain Court ordered indemnification unless such person first made reasonable application to the Corporation and the Corporation either unreasonably denied such application or through no fault of the applicant was unable to consider such application within a reasonable time.

     8.3 A director who is or was made a party to a proceeding because he is or was an officer, employee, or agent of the Corporation is entitled to the same rights as if he were or had been made a party because he was a director.

     Section 7-109-101 of the Colorado Business Corporation Act provides that each corporation shall have the following powers using the following definitions:

     "As used in this article:

     (a) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (b) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties of the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (c)  "Expenses" includes counsel fees.

     (d) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

     (e) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     (f) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (g) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     7-109-102.  AUTHORITY TO INDEMNIFY DIRECTORS.

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

          (a)  The person conducted himself or herself in good faith; and

          (b)  The person reasonably believed:

               (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

               (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

          (b) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed of be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section.

          (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     79-109-103. MANDATORY INDEMNIFICATION OF DIRECTORS. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     79-109-104.  ADVANCE OF EXPENSES TO DIRECTORS.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

          (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

          (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

          (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     7-109-105.  COURT-ORDERED INDEMNIFICATION OF DIRECTORS.

     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

          (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

          (b) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102(1) or was adjudged liable in the circumstances described in section 7-109-102(4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102(4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-06.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF
DIRECTOR.

     (1) A corporation may not indemnify a director under Section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104(1)(a) and (1)(b) are received and the determination required by section 7-109-104(1)(c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

          (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

          (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that the directors who are parties to the proceeding may participate in the designation of directors for the committee.

     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of this subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

          (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph
(a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

          (b)  By the shareholders.

     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND
AGENTS.

     (1)  Unless otherwise provided in the articles of incorporation;

          (a)  An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

          (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-08. INSURANCE. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was servicing at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-09.  LIMITATION OF INDEMNIFICATION OF DIRECTORS.

     (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110.  NOTICE TO SHAREHOLDERS OF INDEMNIFICATION OF DIRECTOR.
If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

     Section 7-108-402(2) of the Colorado Revised Statutes states as follows:

          No officer or director shall be personally liable for any injury to person or property arising out of a tort committed by an employee unless such officer or director was personally involved in the situation giving rise to the litigation or unless such officer or director committed a criminal offense. The protection afforded in this section shall not restrict other common law protections and rights that an officer or director may have. This section shall not restrict the corporation's right to eliminate or limit the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director.

     Paragraph 8.4 of Article VIII of the Restated Articles of
Incorporation, as amended, of the Company includes the following provision:

          The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under Colorado law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16.  EXHIBITS.

 Exhibit No.        Description
 -----------        -----------


                    4.1 Form 1994 Class A Warrant issued to David R. DeYoung dated February 1, 1995 filed as Exhibit 4.1 to the Company's Registration Statement on Form S-3 (No. 333-35265)



                    4.2 Form of Warrant to Purchase Shares of Common Stock issued to each of Copeland Consulting Group, Inc. and Transition Partners, Limited dated December 16, 1996 filed as Exhibit 4.2 to the Company's Registration Statement on Form S-3 (No. 333-35265)


                    4.3 Form of Two Year Warrant to Purchase Shares of Common Stock dated August 14, 1997

                    4.4 Form of Six Month Warrant to Purchase Shares of Common Stock dated August 14, 1997


                    4.5 Consulting Agreement between the Company and BurchMont Equities Group, Inc. dated July 28, 1997 filed as Exhibit 4.5 to the Company's Registration Statement on Form S-3 (No. 333-35265)



                    5    Opinion of Gorsuch Kirgis L.L.C. filed as
                    Exhibit 5 to the Company's Registration Statement on Form S-3 (No. 333-35265)


                    23.1 Consent of Karsh & Company, P.C.

                    23.2 Consent of Gorsuch Kirgis L.L.C. contained in its opinion filed as Exhibit 5

ITEM 17.  UNDERTAKINGS.

     The undersigned Company hereby undertakes with respect to the securities being offered and sold in this offering:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c) Include any additional or changed material information on the plan of distribution;

provided, however, that small business issuers do not need to give the statements in paragraphs (1)(a) and (1)(b) if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment is incorporated by reference from the periodic reports filed by the small business issuer pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                SIGNATURES

     In accordance with the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on September 24, 1997.


                              1MAGE SOFTWARE, INC.


                              By: /s/ DAVID R. DEYOUNG
                                 ---------------------------------------
                                 David R. DeYoung, President and
                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


DAVID R. DEYOUNG                        Date:  September 24. 1997
-------------------------------
David R. DeYoung, President and
Chief Executive Officer



/s/ CHARLES E. BURNS                    Date:  September 24, 1997
-------------------------------
Charles E. Burns, Director



/s/ROBERT WIEGAND, II                   Date:  September 24, 1997
-------------------------------
Robert Wiegand, II, Secretary and
Director



/s/ MARY ANNE DEYOUNG                   Date:  September 24, 1997
-------------------------------
Mary Anne DeYoung, Treasurer,
Chief Financial Officer,
Assistant Secretary, and
Director



/s/ RICHARD A. KNAPP                    Date:  September 24, 1997
-------------------------------
Richard A. Knapp, Director


                               EXHIBIT INDEX


  Exhibit No.   Description
  -----------   -----------

                    4.3 Form of Two Year Warrant to Purchase Shares of Common Stock dated August 14, 1997

                    4.4 Form of Six Month Warrant to Purchase Shares of Common Stock dated August 14, 1997

                    23.1 Consent of Karsh & Company, P.C.

All of the foregoing exhibits are filed herewith electronically.